Exhibit 4.3

BAXALTA INCORPORATED,
as Issuer,

SHIRE PLC,
as Guarantor,

and

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,
as Trustee

SECOND SUPPLEMENTAL INDENTURE
DATED as of June 3, 2016
TO THE INDENTURE
DATED as of June 23, 2015

FLOATING RATE SENIOR NOTES DUE 2018
2.000% SENIOR NOTES DUE 2018
2.875% SENIOR NOTES DUE 2020
3.600% SENIOR NOTES DUE 2022
4.000% SENIOR NOTES DUE 2025
5.250% SENIOR NOTES DUE 2045

Second Supplemental Indenture (this “Second Supplemental Indenture”), dated as of June 3, 2016, among Shire plc, a Jersey public company (the “Shire Parent Guarantor”), Baxalta Incorporated, a Delaware corporation (the “Company”), and The Bank of New York Mellon Trust Company, N.A., as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture, dated as of June 23, 2015 (the “Base Indenture”), amended, supplemented and modified by a supplemental indenture thereto, dated as of June 23, 2015 (the “First Supplemental Indenture”), providing for the establishment of six series of securities known as the: (i) Floating Rate Senior Notes due 2018 (the “Floating Rate Notes”), (ii) 2.000% Senior Notes due 2018 (the “2018 Notes”), (iii) 2.875% Senior Notes due 2020 (the “2020 Notes”), (iv) 3.600% Senior Notes due 2022 (the “2022 Notes”), (v) 4.000% Senior Notes due 2025 (the “2025 Notes”) and (vi) 5.250% Senior Notes due 2045 (the “2045 Notes,” collectively with the 2018 Notes, the 2020 Notes, the 2022 Notes and the 2025 Notes, the “Fixed Rate Notes,” and the Fixed Rate Notes together with the Floating Rate Notes, the “Securities”), the form, substance, terms, provisions and conditions of which were set forth in the Base Indenture and the First Supplemental Indenture (the Base Indenture, as amended, supplemented and modified by the First Supplemental Indenture or otherwise from time to time, shall be referred to herein as the “Indenture”);

WHEREAS, BearTracks, Inc., a wholly owned subsidiary of the Shire Parent Guarantor, merged with and into the Company, with the Company being the continuing Person under Section 12.02 of the Indenture (the “Merger”), and the Company became a wholly owned subsidiary of the Shire Parent Guarantor;

WHEREAS, the Shire Parent Guarantor has agreed to execute and deliver to the Trustee this Second Supplemental Indenture pursuant to which the Shire Parent Guarantor shall fully and unconditionally guarantee all of the Company’s obligations under the Securities and the Indenture on the terms and conditions set forth herein;

WHEREAS, pursuant to Section 11.01 of the Indenture, the parties hereto are authorized to execute and deliver this Second Supplemental Indenture and all conditions and requirements necessary to make this Second Supplemental Indenture a valid and binding agreement of the Company and the Shire Parent Guarantor have been duly performed and complied with; and

WHEREAS, the Company has furnished the Trustee with an Officers’ Certificate and an Opinion of Counsel, provided for under Sections 1.02 and 11.05 of the Indenture, stating that the execution of this Second Supplemental Indenture is authorized or permitted by the Indenture, that this Second Supplemental Indenture constitutes the valid and legally binding obligation of the Company and the Shire Parent Guarantor, subject to certain customary exceptions stated therein, and that all conditions precedent to the execution and delivery of this Second Supplemental Indenture have been complied with; and the Company has delivered to the Trustee a Board Resolution authorizing the execution and delivery of this Second Supplemental Indenture;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto mutually covenant and agree for the benefit of each other and for the equal and ratable benefit of the Holders of the Securities as follows:

Section 1.                               Capitalized Terms.  Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

Section 2.                               Agreement to Guarantee.  The Shire Parent Guarantor hereby fully and unconditionally guarantees to the Holders from time to time of the Securities and to the Trustee the full and punctual payment when due, whether at stated maturity, by acceleration or otherwise, of the principal of, premium, if any, on and interest on each series of Securities and any other amounts due and payable with respect to the Securities under Section 7.07 of the Indenture (collectively, the “Obligations”), according to the terms of the Securities and as set forth in the Indenture, as applicable, in each case subject to any applicable grace period or notice requirement or both (the “Shire Parent Guarantee”). The Shire Parent Guarantee constitutes a guarantee of payment and not of collection.

Section 3.                               Guarantee Absolute. The Shire Parent Guarantor guarantees that the Obligations will be paid strictly in accordance with the terms of the Indenture and the Securities, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of Holders of the Securities with respect thereto. The liability of the Shire Parent Guarantor under the Shire Parent Guarantee shall be absolute and unconditional irrespective of:

(a) any lack of validity or enforceability of the Indenture, the Securities or any other agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to departure from the Indenture; or

(c) any other circumstance which might otherwise constitute a defense available to, or a discharge of, the Company or a guarantor (other than a defense of payment in full).

The obligation of the Shire Parent Guarantor to make any payment hereunder may be satisfied by causing the Company to make such payment.

Section 4.                               Termination of Shire Parent Guarantee. The Shire Parent Guarantee shall automatically terminate and be released, and the obligations of the Shire Parent Guarantor under the Shire Parent Guarantee shall cease to exist, with respect to a particular series of Securities, upon payment in full of the Obligations with respect to such series of Securities.

Section 5.                               Reinstatement. The Shire Parent Guarantor hereby agrees that the Shire Parent Guarantee provided hereunder shall continue to be effective or be reinstated, as the case may be, if at any time, payment, or any part thereof, of any obligations or interest thereon is rescinded or must otherwise be restored by a Holder of the Securities to the Company upon the bankruptcy or insolvency of the Company.

Section 6.                               Waiver; Subrogation; Ranking.

(a) The Shire Parent Guarantor hereby waives all setoffs and counterclaims, notice of acceptance of this Shire Parent Guarantee, diligence, presentment, demand of payment, filing of claims with a court in the event of merger or insolvency or bankruptcy of the Company, any right to require a proceeding filed first against the Company, protest or notice with respect to the Securities or the indebtedness evidenced thereby and all demands whatsoever.

(b) The Shire Parent Guarantor shall be subrogated to all rights of the Trustee or the Holders of any Securities against the Company in respect of any amounts paid to the Trustee or such Holder by the Shire Parent Guarantor pursuant to the provisions of the Shire Parent Guarantee; provided, however, that the Shire Parent Guarantor waives any right to enforce, or to receive any payments arising out of, or based upon, such right of subrogation until all Obligations shall have been paid in full. The Shire Parent Guarantor acknowledges that it will receive direct and indirect benefits from the Merger and that the waiver set forth in this Section 5(b) is knowingly made in contemplation of such benefits.

(c) The Shire Parent Guarantor covenants and agrees that its obligation to make payments of the Obligations hereunder constitutes a senior unsecured, unsubordinated obligation of the Shire Parent Guarantor ranking pari passu with all existing and future senior indebtedness of the Shire Parent Guarantor and senior in right of payment to all existing and future subordinated indebtedness of the Shire Parent Guarantor.

Section 7.                               Remedies. The rights of the Holders of the Securities to enforce or institute any action under the Shire Parent Guarantee, or to direct the Trustee to do so, shall be subject to the terms of the Indenture (including Article VI thereof). The Shire Parent Guarantor hereby agrees that, in the event of a default in payment of principal (or premium, if any) or interest on any Securities whether at stated maturity, by acceleration or otherwise, legal proceedings may be instituted by the Trustee on behalf of, or by, the Holder of such Securities, subject to the terms and conditions set forth in the Indenture, directly against the Shire Parent Guarantor to enforce the Shire Parent Guarantee without first proceeding against the Company.

Section 8.                               Transfer of Interest. The Shire Parent Guarantee shall be binding upon the Shire Parent Guarantor and its successors and assigns, and shall inure to the benefit of and be enforceable by any Holder of Securities, the Trustee, and by their respective successors, transferees and assigns, pursuant to the terms hereof. The Shire

Parent Guarantee shall not be deemed to create any right in, or to be in whole or in part for the benefit of, any other person.

Section 9.                               Amendment. Notwithstanding anything to the contrary in the Indenture, with the consent (evidenced as provided in Section 9.01 of the Indenture) of the Holders of not less than a majority of the aggregate principal amount of the Outstanding Securities of any series affected, the Company and the Shire Parent Guarantor, when authorized by or pursuant to a resolution of its respective Board of Directors, and the Trustee may from time to time and at any time enter into an indenture or indentures supplemental to the Indenture (which shall, but only to the extent applicable, conform to the provisions of the Trust Indenture Act as shall be in force at the date of execution of such supplemental indenture or indentures) for the purpose, with respect to Securities of such series, of adding any provisions to or changing in any manner or eliminating any of the provisions of this Second Supplement Indenture (including, but not limited to, the Shire Parent Guarantee).

Section 10.                        Governing Law. THIS SECOND SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PROVISIONS THEREOF RELATING TO CONFLICT OF LAWS.

Section 11.                        Waiver of Jersey Customary Rights. The Shire Parent Guarantor irrevocably and unconditionally abandons and waives any right which it may have at any time under the existing or future laws of Jersey:

(a) whether by virtue of the droit de discussion or otherwise to require that recourse be had by any Holder or the Trustee to the assets of any other person before any claim is enforced against the Shire Parent Guarantor in respect of the obligations assumed by it under this Second Supplemental Indenture or the Indenture; and

(b) whether by virtue of the droit de division or otherwise to require that any liability under any guarantee or indemnity contained in this Second Supplemental Indenture or the Indenture be divided or apportioned with any other person or reduced in any manner whatsoever.

Section 12.                        No Recourse Against Others. A director, officer, employee, stockholder, partner or other owner of the Shire Parent Guarantor, as such, shall not have any liability for any obligations of the Shire Parent Guarantor under this Second Supplemental Indenture, including the Shire Parent Guarantee, or for any claim based on, in respect of or by reason of such obligations or their creation.

Section 13.                        Separability. In case any provision in this Second Supplemental Indenture shall be invalid, illegal or unenforceable, (i) the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the fullest extent permitted by law and (ii) the Company, the Shire Parent Guarantor and the Trustee shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 14.                        Headings. The section headings of this Second Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Second Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 15.                        Notices, Etc., to the Shire Parent Guarantor. Any request, demand, authorization, direction, notice, consent, waiver or other action of Holders or other document provided or permitted by the Indenture to be made upon, given or furnished to, or filed with, the Shire Parent Guarantor by the Trustee or by any Holder shall be sufficient for every purpose hereunder (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, or by any courier guaranteeing overnight delivery, to the Shire Parent Guarantor addressed to the address last furnished in writing to the Trustee by the Shire Parent Guarantor, or, if no such address has been furnished, to Attn: Bill Mordan, General Counsel, Shire plc, 5 Riverwalk, Citywest Business Campus, Dublin 24, Republic of Ireland. All requests and other communications shall be deemed to have been duly given three business days after being deposited in the mail if mailed postage prepaid; and on the next business day if timely delivered to an air courier guaranteeing overnight delivery.

Section 16.                        Trustee Not Responsible for Recitals. The Trustee makes no representations and shall not be responsible in any manner whatsoever for, or in respect of, the validity or sufficiency of this Second Supplemental Indenture or the Shire Parent Guarantee or for, or in respect of, the recitals contained herein, all of which recitals are made solely by the Company and the Shire Parent Guarantor, and the Trustee assumes no responsibility for the same. All rights, protections, privileges, indemnities and benefits granted or afforded to the Trustee under the Indenture shall be deemed incorporated herein by this reference and shall be deemed applicable to all actions taken, suffered or omitted by the Trustee under this Second Supplemental Indenture. The Trustee assumes no duties, responsibilities or liabilities by reason of this Second Supplemental Indenture other than as set forth in the Indenture.

Section 17.                        Counterparts. This Second Supplemental Indenture may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Second Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Second Supplemental Indenture as to the parties hereto and may be used in lieu of the original Second Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 18.                        Ratification of Indenture. The Indenture, as supplemented by this Second Supplemental Indenture, is in all respects ratified and confirmed, and this Second Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.

Section 19.                        Definitions. All terms used but not defined herein shall have the meanings ascribed to them in the Indenture.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed and attested, all as of the date first above written.

BAXALTA INCORPORATED

By:	/s/ John F. Miller
	Name:	John F. Miller
	Title:	President and Treasurer

SHIRE PLC

By:	/s/ Jeffrey Poulton
	Name:	Jeffrey Poulton
	Title:	Chief Financial Officer

[Signature Page to Second Supplemental Indenture to 2015 Indenture]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed and attested, all as of the date first above written.

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Lawrence M. Kusch
	Name:	Lawrence M. Kusch
	Title:	Vice President

[Signature Page to Second Supplemental Indenture to 2015 Indenture]